Exhibit 12.1

COMPUTATION OF HISTORICAL RATIOS OF EARNINGS TO FIXED CHARGES (1)

(in thousands, except ratio data)

CLOUD PEAK ENERGY INC.

	9/30/2012		2011		2010		2009		2008		2007
Earnings:
Income from continuing operations before income tax benefit (provision), earnings (loss) from unconsolidated affiliates and minority interest	$191,487		$199,445		$145,990		$249,340		$109,140		$69,377
Amortization of capitalized interest	2,331		1,026		1,368		1,363		1,342		1,245
Distributions of income from equity investments	1,000		5,250		35		4,000		4,750		—
Capitalized interest	(34,320)		(44,883)		(24,492)		(15,484)		(6,558)		(1,802)
Fixed charges	60,097		79,205		71,816		22,038		27,366		43,325
Adjusted income from continuing operations before income tax provision	$220,595		$240,043		$194,717		$261,257		$136,040		$112,145
Fixed charges:
Interest expense	$25,457		$33,866		$46,938		$5,992		$20,376		$40,930
Capitalized interest	34,320		44,883		24,492		15,484		6,558		1,802
Interest within rental expense	320		456		386		562		432		593
Total fixed charges	$60,097		$79,205		$71,816		$22,038		$27,366		$43,325
Ratio of earnings to fixed charges	3.7	x	3.0	x	2.7	x	11.9	x	5.0	x	2.6	x

CLOUD PEAK ENERGY RESOURCES LLC

	9/30/2012		2011		2010		2009		2008		2007
Earnings:
Income from continuing operations before income tax benefit (provision), earnings (loss) from unconsolidated affiliates and minority interest	$162,487		$219,403		$165,728		$249,340		$109,140		$69,377
Amortization of capitalized interest	2,331		1,026		1,368		1,363		1,342		1,245
Distributions of income from equity investments	1,000		5,250		35		4,000		4,750		—
Capitalized interest	(34,320)		(44,883)		(24,492)		(15,484)		(6,558)		(1,802)
Fixed charges	60,097		79,101		71,816		22,038		27,366		43,325
Adjusted income from continuing operations before income tax provision	$191,596		$259,897		$214,455		$261,257		$136,040		$112,145
Fixed charges:
Interest expense	$25,457		$33,762		$46,938		$5,992		$20,376		$40,930
Capitalized interest	34,320		44,883		24,492		15,484		6,558		1,802
Interest within rental expense	320		456		386		562		432		593
Total fixed charges	$60,097		$79,101		$71,816		$22,038		$27,366		$43,325
Ratio of earnings to fixed charges	3.2	x	3.3	x	3.0	x	11.9	x	5.0	x	2.6	x

(1)                                  For purposes of calculating the ratio of earnings to fixed charges, earnings were calculated by adding (i) earnings from continuing operations, (ii) interest expense, net, including the portion of rents representative of an interest factor, (iii) amortization of debt issue costs and capitalized interest, (iv) distributions from equity investments and (v) capitalized interest. Fixed charges consist of interest expense, net, amortization of debt issue costs, and the portions of rents representative of an interest factor.